Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into between Genworth Financial, Inc. and its affiliates (collectively, the “Company”) and Michael D. Fraizer (the “Employee”) (collectively, the “Parties”).

WHEREAS, effective as of May 1, 2012, Employee has resigned his positions as President and Chief Executive Officer of the Company, as well as his positions as Chairman of the Board of Directors and Director of the Company, and as an officer and director of any subsidiary of the Company;

WHEREAS, the Employee’s employment with the Company will terminate on June 29, 2012;

WHEREAS, the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee’s separation from employment with the Company;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1. Separation Date. The Employee shall continue to be employed on active payroll and be paid his current salary at the Company’s regular pay intervals until June 29, 2012 (the “Separation Date”). Prior to the Separation Date, the Employee will not be expected to come into the Company’s offices to work; provided, however, that upon reasonable notice by the Company of not less than forty-eight (48) hours, the Employee is expected to make himself reasonably available during normal business hours for at least 9 hours per week prior to the Separation Date for consultation with respect to matters within the scope of his employment.

2. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the Agreement, including the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), prior to signing the Agreement; (c) he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases and restrictive covenants provided by him under the Agreement; (e) he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; (f) the Employee has resigned his position as an officer of Genworth Financial, Inc. and has resigned as an officer and director of any subsidiary thereof; and (g) other than the payments and other consideration specifically set forth in this Agreement, all rights and benefits vested as of the Separation Date and by operation of this Agreement, and any salary earned during the period between the date he signs this Agreement and the Separation Date, he is not entitled to any further compensation, payments, or other benefits from the Company (including, without limitation, any rights to payments, benefits or participation under the Genworth Financial, Inc. Layoff Payment Plan and the 2005 Genworth Financial, Inc. Change of Control Plan). The Employee understands that the Company regards the representations made by him as material and that the Company is relying on these representations in entering into this Agreement.

3. Effective Date of the Agreement. The Employee shall have seven days from the date the Employee signs this Agreement to revoke the Employee’s consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing this Agreement on behalf of the Company, which action shall revoke this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke his consent, the Agreement will take effect on the day after the end of the seven-day revocation period (the “Effective Date”).

4. Severance Payment. Provided that the Employee shall have executed and not revoked the Supplemental Release pursuant to Paragraph 21 below, the Employee shall receive, within 30 days following the Effective Date, a one-time lump sum severance payment of $2,250,000, less applicable deductions and withholdings.

5. Equity Awards. The following portion of the Employee’s vested and outstanding Genworth Financial, Inc. stock appreciation rights (“SARs”) shall remain outstanding and exercisable until June 29, 2013:

•	400,000 SARs granted on February 12, 2009 @ $2.46 base price

•	433,334 SARs granted on August 19, 2009 @ $7.80 base price

On the Separation Date, the following unvested Genworth Financial, Inc. restricted stock units (“RSUs”) shall become vested, and such RSUs shall be settled in shares of Genworth common stock on December 31, 2012 (which date reflects a six-month delay from the Separation Date in order to comply with Internal Revenue Code Section 409A and the regulations thereunder, due to the Employee’s status as a “specified employee”):

•	A total of 277,804 RSUs granted as GE conversion awards on May 25, 2004 (originally scheduled to vest upon Employee’s retirement)

All other unvested Genworth Financial, Inc. equity awards will be canceled as of the Separation Date.

6. Supplemental Executive Retirement Plan. On the Separation Date, the Employee shall become vested in the Genworth Financial, Inc. Supplemental Executive Retirement Plan (“SERP”). The Employee shall commence receiving payments under the SERP when he reaches age 60, pursuant to and in accordance with the terms of the

SERP. The Employee shall not accrue any additional service credit after the Separation Date. The Employee acknowledges that the SERP may be amended from time to time by the Company. On or before July 31, 2012, the Company shall provide to Employee a statement showing the estimated present value of the accrued benefit as of June 29, 2012.

7. No Incentive Compensation. The Employee shall not be entitled to receive any annual bonus, mid-term incentives or other variable compensation payments.

8. Benefits. The Employee’s participation in the Company benefit plans (e.g., medical, life insurance or officer benefits) through the Separation Date will be in accordance with the provisions of the various Company benefit plans for an active employee.

9. Proprietary Innovation and Inventions Agreement. The Proprietary Innovation and Inventions Agreement will remain in effect in accordance with its terms.

10. Confidential Information. The Employee acknowledges that, in connection with his employment at the Company, he obtained knowledge about Confidential Information of the Company.

a)	The Employee agrees that he shall not, directly or indirectly, reveal, divulge, use, or disclose to any person or entity not expressly authorized by the Company any secret, proprietary, or confidential information or materials of the Company or its affiliates or any information or data of others that the Company or its affiliates are obligated to maintain in confidence (“Confidential Information”). Employee agrees that Confidential Information includes any such information or materials that are not generally known, regardless of whether in oral, written, machine readable, or other form. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. The Employee further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Employee.

c)	If the Employee has any questions regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, the Employee agrees to contact the Senior Vice President, Corporate Human Resources or the Senior Vice President, General Counsel for written clarification.

11. Non-Competition.

a)	The Employee agrees that, during the Restricted Period, he will not, without prior written consent of the Management Development and Compensation Committee of the Board of Directors of the Company (the “MDCC”) (which consent may be denied or granted within the sole discretion of the MDCC), directly or indirectly, whether as an employee, director, independent contractor or otherwise, carry on or engage in Competitive Services within the Restricted Territory.

b)	For purposes of this Agreement, “Competitive Services” means the business of providing mortgage insurance, long-term care insurance, life insurance and/or wealth management services.

c)	For purposes of this Agreement, “Restricted Period” means the one-year period immediately following the Separation Date.

d)	For purposes of this Agreement, “Restricted Territory” means the United States.

e)	Employee acknowledges and agrees that, because of his former service as President and Chief Executive Officer of the Company, the Restricted Period and the Restricted Territory are reasonable.

12. Employee Non-Solicitation. The Employee agrees, during the two-year period immediately following the Separation Date, he will not, without prior written consent of the Senior Vice President, Corporate Human Resources (which consent may be denied or granted within the sole discretion of such officer), directly or indirectly, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his or her relationship with the Company to go work for a competitor of the Company. “Solicit or induce” for purposes of this paragraph shall not include unsolicited communications or personal contact initiated by an employee of the Company with either Employee or a person or entity affiliated with Employee’s future employer(s) or business venture(s).

13. Enforcement of Restrictive Covenants.

a)	Rights and Remedies Upon Breach: The Parties specifically acknowledge and agree that the remedy at law for any breach of the restrictive covenants contained in this Agreement will be inadequate, and that in the event the Employee breaches, or threatens to breach, any of the restrictive covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Employee from violating or threatening to violate the restrictive covenants and to have the restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Employee understands and agrees that if he violates any of the obligations set forth in the restrictive covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Employee understands and agrees that the Company will be entitled, in addition to any other remedy, to recover from the Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants.

b)	Severability and Modification of Covenants: The Employee acknowledges and agrees that each of the restrictive covenants in this Agreement is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the restrictive covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the restrictive covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the restrictive covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such restrictive covenant.

14. Non-Disparagement. The Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, other than his legal counsel and his financial advisors (provided any such communication with his legal counsel and financial advisors shall be made solely for the purpose of discussing any potential financial issues with the Company, and provided further that his legal counsel and financial advisors agree to keep such communication confidential), including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Employee will be required to reimburse the Company for any and all compensation paid and benefits provided (other than those already vested) under the terms of this Agreement and all commitments to make additional payments to the Employee will be null and void. Notwithstanding the foregoing, testimony provided by the Employee pursuant to lawful order or process of a judicial, administrative, civil, or criminal authority or proceeding; or in connection with any regulatory, civil or criminal investigation shall not be deemed to be a breach of the terms of this Agreement.

15. Release of Claims. The Employee, on behalf of himself and his heirs, assigns, and agents, hereby releases, waives, and discharges the Company and Released Parties (as defined below) from each and every claim, action or right of any sort, known or unknown, arising on or before the date he signs this agreement, which he may by law release or waive.

a)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract; any claim arising from, related or pertaining to, or serving as its basis Employee’s employment or separation from employment with the Company; any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims; any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730; and any claims to attorney fees or expenses.

b)	The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company that he is releasing, and that he understands that he is not releasing any rights or claims arising after the date he signs this Agreement.

c)	The Employee further agrees never to sue any of the Released Parties or cause any of the Released Parties to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing any of the Released Parties or causing any of the Released Parties to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by any of the Released Parties, including reasonable attorneys’ fees, except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d)	The “Released Parties” are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

e)	The Employee represents and warrants that he has not filed any type of claim against Company or any Release Party, including but not limited to any administrative charge of discrimination or unfair treatment with any state for federal agency. The Employee further represents and warrants that he has not assigned to any other person any of the claims released by this Agreement, and that he has the full right to grant this release.

f)	This Agreement shall not prohibit the Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a similar governmental agency. However, the Employee agrees that if anyone (including, but not limited to, the Equal Employment Opportunity Commission or any other government agency or similar such body) makes a claim or undertakes an investigation relating in any way to Employee’s employment with the Company, the Employee waives any and all right and claim to financial recovery resulting from such claim or investigation.

16. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release or restrictive covenants.

17. Employee Availability. From and after the Separation Date, upon reasonable notice to Employee by the Company, the Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s current or former affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee or otherwise to enable the Company to comply with applicable disclosure or other laws . The Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its current or former affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary. The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation but shall not be obligated to provide any additional compensation to Employee for his time spent in fulfilling his obligations under the paragraph. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

18. Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) after the Separation Date.

19. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

20. Return of Company Property. The Employee agrees that as of the Effective Date he will have returned to the Company any and all Company property or equipment in his possession, including but not limited to, all keys, credit and identification cards, personal items or equipment, customer files and information, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Employee received from or through his employment with the Company. The Employee agrees that he will not make, distribute, or retain copies of any such information or property. The Employee agrees that as of the Effective Date he will have no outstanding balance on his corporate credit card for which appropriate T&L accounting has not been submitted.

21. Additional Release. The Employee agrees within twenty-one (21) days after the Separation Date, the Employee will execute a Supplemental Release covering the period from the Effective Date to the Separation Date. The Employee agrees that all Company covenants and obligations that relate to obligations of the Company beyond the Separation Date are contingent upon on the execution and non-revocation of the Supplemental Release. The release will be in the form of Exhibit #1 attached to this Agreement.

22. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties hereto and may be changed only with the written consent of both Parties and only if both Parties make express reference to this Agreement. The Parties have not relied on any oral statements that are not included in this Agreement. This Agreement supercedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. Dispute Resolution. Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee’s employment or the termination of the Employee’s employment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by the Employee and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement. In the event a claim is asserted under the Resolve program by the Employee or the Company, such claim will commence at mediation, the third step in the Resolve program. The Parties agree that any mediation or arbitration held pursuant to the Resolve program will take place in Richmond, Virginia. The Parties further agree that the McCammon Group, or another mutually agreeable alternative dispute resolution provider, will serve as the mediation and arbitration provider for any Resolve mediation or arbitration. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

24. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Virginia.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally. I consent to the treatment of my Genworth Financial, Inc. equity awards as described herein.

MICHAEL D. FRAIZER		GENWORTH FINANCIAL, INC.

By:	/s/ Michael D. Fraizer		/s/ Michael S. Laming
Date:	5/14/12	Date:	5/14/12

EXHIBIT 1

SUPPLEMENTAL RELEASE TO BE EXECUTED ON THE SEPARATION DATE

This supplemental release given to Genworth Financial, Inc. (the “Company”) by Michael D. Fraizer (the “Employee”) is executed in consideration for the covenants made by the Company in a Separation Agreement and Release signed by the Employee on                     (the “Agreement”).

The Employee and his heirs, assigns, and agents release, waive, and discharge the Company, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release, which he may by law release or waive.

a)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract; any claim arising from, related or pertaining to, or serving as its basis Employee’s employment or separation from employment with the Company; any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims; any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730; and any claims to attorney fees or expenses.

b)	The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company that he is releasing, and that he understands that he is not releasing any rights or claims arising after the date he signs this Supplemental Release.

c)	The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d)	The “Released Parties” are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

e)	The Employee represents and warrants that he has not filed any type of claim against Company or any Released Party, including but not limited to any administrative charge of discrimination or unfair treatment with any state for federal agency. The Employee further represents and warrants that he has not assigned to any other person any of the claims released by this Agreement, and that he has the full right to grant this release.

f)	This supplemental release shall not prohibit the Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a similar governmental agency. However, the Employee agrees that if anyone (including, but not limited to, the Equal Employment Opportunity Commission or any other government agency or similar such body) makes a claim or undertakes an investigation relating in any way to Employee’s employment with the Company, the Employee waives any and all right and claim to financial recovery resulting from such claim or investigation.

g)	The Employee hereby represents and acknowledges to the Company that (1) the Company has advised the Employee to consult with an attorney of his choosing; (2) he has had twenty-one (21) days to consider this Supplemental Release, including the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), prior to signing the Agreement; (3) he shall have seven days from the date the Employee signs this Supplemental Release to revoke the Employee’s consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing the Agreement on behalf of the Company, which action shall revoke this Supplemental Release; and (4) all Company covenants and obligations that relate to obligations of the Company beyond the Separation Date are contingent upon on the execution and non-revocation of the Supplemental Release.

MICHAEL D. FRAIZER

Date:

SUPPLEMENTAL RELEASE TO BE EXECUTED ON THE SEPARATION DATE

This supplemental release given to Genworth Financial, Inc. (the “Company”) by Michael D. Fraizer (the “Employee”) is executed in consideration for the covenants made by the Company in a Separation Agreement and Release signed by the Employee on 5/14/12 (the “Agreement”).

The Employee and his heirs, assigns, and agents release, waive, and discharge the Company, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release, which he may by law release or waive.

a)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract; any claim arising from, related or pertaining to, or serving as its basis Employee’s employment or separation from employment with the Company; any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims; any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730; and any claims to attorney fees or expenses.

b)	The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company that he is releasing, and that he understands that he is not releasing any rights or claims arising after the date he signs this Supplemental Release.

c)	The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d)	The “Released Parties” are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

e)	The Employee represents and warrants that he has not filed any type of claim against Company or any Released Party, including but not limited to any administrative charge of discrimination or unfair treatment with any state for federal agency. The Employee further represents and warrants that he has not assigned to any other person any of the claims released by this Agreement, and that he has the full right to grant this release.

f)	This supplemental release shall not prohibit the Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a similar governmental agency. However, the Employee agrees that if anyone (including, but not limited to, the Equal Employment Opportunity Commission or any other government agency or similar such body) makes a claim or undertakes an investigation relating in any way to Employee’s employment with the Company, the Employee waives any and all right and claim to financial recovery resulting from such claim or investigation.

g)	The Employee hereby represents and acknowledges to the Company that (1) the Company has advised the Employee to consult with an attorney of his choosing; (2) he has had twenty-one (21) days to consider this Supplemental Release, including the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), prior to signing the Agreement; (3) he shall have seven days from the date the Employee signs this Supplemental Release to revoke the Employee’s consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing the Agreement on behalf of the Company, which action shall revoke this Supplemental Release; and (4) all Company covenants and obligations that relate to obligations of the Company beyond the Separation Date are contingent upon on the execution and non-revocation of the Supplemental Release.

MICHAEL D. FRAIZER

/s/ Michael D. Fraizer

Date:	6/29/12